UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 8, 2010
Tesoro Corporation
(Exact name of registrant as specified in its charter)

Delaware	1-3473	95-0862768

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19100 Ridgewood Pkwy
San Antonio, Texas	78259-1828

(Address of principal executive offices)	(Zip Code)
(210) 626-6000
(Registrant’s telephone number,
including area code)
Not Applicable
(Former name or former address, if
changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     (d) Election of Directors.
On December 8, 2010, the Board of Directors (“Board”) of Tesoro Corporation (“the Company”) increased the number of directors on the Board from eight to nine and elected Dr. Patrick Y. Yang as a Director effective immediately. The Board determined that Dr. Yang meets the independence requirements under the rules of the New York Stock Exchange and the Registrant’s independence standards and that there are no transactions between Dr. Yang and the Registrant that would require disclosure under Item 404(a) of Regulation S-K. Dr. Yang was appointed to both the Audit Committee and Environmental, Health and Safety Committee of the Board of Directors. Dr. Yang will receive a pro-rated portion of the Company’s non-employee director compensation which provides for an annual retainer of $220,000, payable 50% in cash and 50% in phantom stock units (cash denominated units which track the Company’s stock price). In addition, Dr. Yang will receive a grant of phantom stock units with a grant date fair value of $90,000, with the number of such phantom stock units determined based on the Company’s closing stock price on December 8, 2010, or 5,266 units. Pursuant to the non-employee director compensation program, phantom stock units received as part of the annual retainer or as an initial grant upon appointment as director, must be deferred for a minimum of three year before they may be distributed. Dr. Yang will stand for reelection at the 2011 Annual Meeting. The Press Release announcing Dr. Yang’s election is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

99.1	Press Release issued December 9, 2010.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934 the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 9, 2010

TESORO CORPORATION
By:	/s/ CHARLES S. PARRISH
Charles S. Parrish
Executive Vice President, General Counsel and Secretary

Index to Exhibits

Exhibit Number	Description

99.1	Press Release issued December 9, 2010.

4